Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Item 6: Selected Financial Data and Item 8: Financial Statements and Supplementary Data included elsewhere in this report.

Additionally, throughout this management’s discussion and analysis, we refer to certain financial amounts both on a before- and after-tax basis. Management believes it is helpful to include the after-tax effect of certain financial charges to allow investors and management to evaluate their impact on net income and diluted earnings per share.

Overview

We provide credit card, debit card, and other transaction processing and check risk management services to financial institutions and merchants in the U.S. and internationally through two segments, Card Services and Check Services. Card Services provides card issuer services in the U.S., the U.K., Brazil, Chile, Australia, New Zealand, Ireland, Thailand, and the Caribbean. Additionally, Card Services provides merchant processing and e-banking services in the U.S. and card issuer software, support, and consulting services in numerous countries. Check Services provides check risk management services and related processing services in the U.S., the U.K., Canada, France, Ireland, Australia, and New Zealand.

Card Services. Card Services provides a full range of card issuer services that enable banks, credit unions, retailers, and others to issue VISA and MasterCard credit and debit cards, private label cards, and other electronic payment cards for use by both consumer and business accounts. Additionally, we process American Express cards in Australia and the Caribbean. Our debit card services support both off-line debit cards, which are processed similarly to credit cards, and on-line debit cards, through which cardholders obtain immediate access to funds in their bank accounts through ATMs or merchant point-of-sale terminals. In the U.S., our card processing business is concentrated in the independent community bank and credit union segments of the market, while internationally, we service both large and small financial institutions. We provide our card issuer services internationally through our operations in the U.S., Brazil, Chile, the U.K., Australia, and the Caribbean. Our merchant processing services enable retailers and other businesses to accept credit, debit, and other electronic payment cards from purchasers of their goods and services, while our e-banking services enable financial institutions to offer Internet banking and related products to consumers and businesses. Card issuing software, support, and consulting services allow customers to manage their credit card programs.

Card transactions continue to increase as a percentage of total point-of-sale payments, which fuels continuing demand for card-related products. We continue to launch new products aimed at serving this demand. In recent years, we have introduced a variety of stored-value card types, Internet banking, and electronic bill presentment/payment products, as well as a number of card enhancement and loyalty/reward programs. The common theme among these offerings continues to be convenience and security for the consumer coupled with value to the financial institution.

Over the past seven years, we pursued growth in international markets through acquisitions in Brazil, Chile, and the Caribbean, and the start-up of our card processing operations in the U.K. and Australia. In 2000, we entered into a five-year agreement with a multi-national Australian-based financial institution to process cards issued in Australia, New Zealand, the U.K., and Ireland, with operations commencing in the second quarter of 2001. This financial institution is serviced from our card processing operation in Australia, as well as from our card processing operation in the U.K. In 2003, we entered into an eight-year agreement with a Thailand financial institution to process its VISA and MasterCard credit cards and unsecured personal loans. This financial institution is also serviced from our card processing operation in Australia. Card Services plans to pursue further card processing opportunities in the Asia Pacific Region, utilizing our Australian operation as the processing center.

We believe that the increased use of credit, debit, and other electronic payment cards around the globe will continue to present the card processing industry with significant growth opportunities. We intend to continue to expand our card processing business in the independent community bank and credit union segments of the market. Moreover, our future growth and profitability will significantly depend upon our ability to penetrate additional international markets, including emerging markets for electronic transaction processing. Our certification as an American Express processor also provides further growth opportunities for us in the global card market.

Check Services. Check Services provides check risk management and related processing products and services to businesses accepting or cashing checks at the point-of-sale. These services utilize our proprietary check authorization systems and risk assessment decision platforms. A significant portion of our revenues from check risk management services is generated from several large national and regional merchants, including national retail chains. Other customers of our Check Services segment include hotels, automotive dealers, telecommunications companies, supermarkets, casinos, mail order houses, and other businesses. Our services allow our clients to run their customers’ personal and business checks through an automated decision-making process that assesses the likelihood that a check will clear. We provide our check risk management products and services internationally in Canada, the U.K., Ireland, France, Australia, and New Zealand. Our principal product in all those countries is check guarantee services, although mass retailers are beginning to utilize our check verification, collection services, and deferred debit processing services.

In recent years, we have introduced several new products for existing and new markets, such as third-party check collections; electronic check risk management solutions for point-of-sale, call center, and electronic commerce applications; and PayCheck Accept™, which enables supermarkets and gaming establishments to reduce the risk of check losses and fraud in connection with their payroll check cashing services. Additionally, the acquisition of Game Financial Corporation (“Game Financial”) on March 1, 2004, helps position us as a leading provider of comprehensive cash access services in the gaming industry and broadens our check risk management product line and customer base.

We believe check writing has begun to decline as a total percentage of point-of-sale payments due, in part, to the growing use of debit and credit cards. At the same time, however, demand for our services is strong due to factors that include increasing sophistication of check fraud and higher concentration of bad checks written at the point-of-sale due to a trend of higher credit quality consumers paying more with credit and debit cards and writing fewer checks. These factors are contributing to a growing reliance of retailers and other businesses on outside vendors, such as us, to provide check risk management services.

Key Performance Indicators. Management uses various key indicators to manage its business, including revenue and operating income growth, operating margin, earnings per share growth, number of cards and accounts on file, and volumes processed.

Comparability of Financial Results. Our financial results for 2003 were adversely impacted by the loss of a large customer in our merchant processing business, which was acquired and moved its account to its new owner’s processor in the third quarter of 2002, and the loss of a large customer in our Brazilian card operation, which discontinued using our card processing services at the beginning of March 2003. In our Check Services segment, our financial results in 2003 were adversely impacted by slow retail volumes due to general economic conditions, and, in addition, incremental start-up costs relating to our check cashing services business. Additionally, the business developments described in the next section also affected the comparability of our financial results for the years ended December 31, 2004, 2003, and 2002.

Business Developments

Discontinued Operations. Our merchant processing operations consist of two businesses: (1) merchant acquiring, where we are a direct party to contracts with merchants regarding our provision of card processing services for the merchant, and we are subject to the associated risk that a cardholder billing dispute will be resolved in favor of the cardholder (referred to as a cardholder “chargeback”), and (2) institution processing, where we provide authorization, settlement, and customer service to community banks and others that contract directly with merchant customers. We view merchant acquiring as a non-strategic business and over the past few years, have operated this business conservatively to reduce exposure to merchant risk, which in the short-term improved overall profitability but limited growth. In September 2004, the Board of Directors of Certegy approved a plan to sell our merchant acquiring business, at which time, the held for sale criteria in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), were met. We plan to continue to operate the institution processing business, which we believe is complementary to our card issuing business.

We have a number of potential purchasers who have expressed interest in our merchant acquiring business. We are currently reviewing qualified offers. We currently anticipate that the proceeds from the sale of this business will be used to pay down our revolving credit facility borrowings. We could change the use of this cash for strategic acquisitions if deemed appropriate.

Our financial statements reflect the merchant acquiring business as a discontinued operation with the related assets and liabilities classified under the captions “Assets held for sale” and “Liabilities related to assets held for sale” in the consolidated balance sheets. The results of operations are treated as income from discontinued operations, net of tax, and separately stated in the consolidated statements of income, below income from continuing operations. The merchant acquiring operations were historically included in the Card Services segment. Refer to Note 5 in the consolidated financial statements for further information.

Acquisitions. On March 1, 2004, we completed the purchases of Game Financial, a provider of debit and credit card cash advances, ATM access, and check cashing services in gaming institutions, and Crittson Financial Services LLC (“Crittson”), a full service provider of card and merchant processing services. The acquisition of Game Financial helps position us as a leading provider of comprehensive cash access services in the gaming industry and broadens our check risk management product line and customer base, while the acquisition of Crittson further strengthens our U.S. market share as the leading third party credit card processor for community banks and credit unions. On August 6, 2004, we completed the acquisition of Caribbean CariCard Services, Inc. (“CariCard”), a third party transaction processor in the Caribbean. CariCard provides a wide range of products and services to financial institutions, retailers, and the petroleum industry that service markets in 16 countries throughout the Caribbean.

These acquisitions had a combined initial cash purchase price of $46.2 million, net of $24.6 million of cash acquired. During 2004, we paid net additional consideration of $0.3 million to the former owners of the businesses acquired resulting from a final determination of net assets acquired. These payments were recorded as adjustments to goodwill. Additionally, we received $1.0 million from the former owner of one of the businesses acquired as a reduction in purchase price due to the termination of a customer contract subsequent to the acquisition. This payment was recorded as an adjustment to the value assigned to acquired customer contracts.

In connection with these acquisitions, we recorded acquisition liabilities totaling $7.8 million for early termination costs associated with a data processing contract of one of the acquired businesses, severance and relocation costs for employees of the acquired businesses, and professional fees. These costs are reflected as assumed liabilities in the allocation of the purchase price to net assets acquired. As of December 31, 2004, $6.3 million of these costs had been paid and charged against the liability. The remaining amounts are expected to be paid during 2005.

The purchase price allocation, including the purchase price adjustments of $0.3 million and $1.0 million, resulted in identifiable intangible assets of $20.4 million, which are being amortized primarily over seven years. This intangible asset value was assigned to acquired customer contracts. Goodwill recognized in these acquisitions amounted to $39.3 million, which is expected to be fully deductible for tax purposes. Goodwill was assigned to the Card Services and Check Services segments in the amounts of $21.9 million and $17.4 million, respectively.

In connection with the acquisition of Game Financial, we may receive purchase price reductions for certain customers if those customers terminate their contracts during designated periods subsequent to the acquisition. The maximum amount that could be received by us is $8.7 million. Additionally, in connection with the acquisition of Crittson, we may be required to pay certain additional amounts of up to $1.2 million, payable in cash and to be accounted for under the purchase method, contingent upon the acquired business achieving specified levels of revenue growth during designated periods subsequent to the acquisition. Any such payments to or by us would result in adjustments to goodwill or in the case of customer contract settlements, to identifiable intangible assets.

On December 31, 2002, we completed the purchase of Netzee, Inc., a provider of Internet banking products and e-commerce solutions to community banks and credit unions, for $10.4 million in cash. Approximately $7.8 million of the purchase price was allocated to identifiable intangible assets for acquired customer contracts, which are being amortized on a straight-line basis primarily over five years.

In connection with this acquisition, we recorded acquisition liabilities totaling $0.6 million primarily for severance costs for employees of the acquired businesses and professional fees. These costs were reflected as assumed liabilities in the allocation of the purchase price to net assets acquired. As of December 31, 2003, all of these costs had been paid and charged against the liability.

The above acquisitions were accounted for as purchases and their results of operations have been included in the consolidated statements of income from the dates of acquisition. The pro forma effects of these acquisitions on our consolidated financial statements were not material.

Approximately $5.8 million of the Crittson purchase price, which represents merchant acquiring operations, was reclassified to discontinued operations, including $4.0 million of goodwill and $1.2 million of identifiable intangible assets. Additionally, during 2003, we acquired a merchant portfolio for $4.5 million in cash, which was being amortized on a straight-line basis over seven years. This acquisition was also reclassified to discontinued operations (see Note 5 to the consolidated financial statements for further information).

$200 Million Note Offering. In September 2003, we completed our offering of $200 million aggregate principal amount of 4.75 percent senior unsecured notes, which mature in September 2008. The proceeds from this offering were used to pay off the outstanding indebtedness under our $300 million revolving credit facility and for general corporate purposes (see Note 6 to the consolidated financial statements for further information).

Adoption of FIN 46. On December 31, 2003, we adopted certain provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”) as required for the synthetic lease on our St. Petersburg, Florida operations facility. In conjunction with the adoption of FIN 46, we recognized a cumulative effect of accounting change expense of $1.3 million after-tax, or $0.02 per diluted share. Additionally, we recorded property and equipment of $21.0 million, which is net of accumulated depreciation, deferred income tax assets of $0.8 million, long-term notes payable of $22.4 million, and a minority interest liability of $0.8 million, which is included in other long-term liabilities in the consolidated balance sheet (see Notes 2 and 6 to the consolidated financial statements for further information).

Share Repurchase Authority. In May 2004, the Board of Directors approved a $100 million share repurchase program, which replaced the prior authority. As of December 31, 2004, we had approximately $43.3 million remaining authority for share repurchases.

Other Charges in 2003 and 2002. During 2003, we recorded other charges of $12.2 million ($7.7 million after-tax). These charges include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of our Brazilian card operation, and $(0.1) million of market value recoveries on our collateral assignment in life insurance policies, net of severance charges. In 2002, we also recorded other charges of $12.2 million ($7.7 million after-tax). These charges include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in our Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on our collateral assignment in life insurance policies (see Note 3 to the consolidated financial statements for further information).

Components of Income Statement

Card Services generates revenues from charges based on transaction volumes, accounts or cards processed, and fees for various services and products, while Check Services generates revenues from charges based on transaction volumes, face value of checks guaranteed, and fees for various check services and products. Revenues depend upon a number of factors, such as demand for and price of our services, the technological competitiveness of our product line, our reputation for providing timely and reliable service, competition within our industry, and general economic conditions. Costs of services consist primarily of the costs of transaction processing systems; personnel costs to develop and maintain applications, operate computer networks, and provide customer support; losses from check guarantee services; interchange (processing fees paid to credit card associations) and other fees related to merchant processing; depreciation and occupancy costs associated with the facilities where these functions are performed; and reimbursed out-of-pocket expenses. Selling, general, and administrative expenses consist primarily of salaries, wages, and related expenses paid to sales, non-revenue customer support functions, and administrative employees and management.

As mentioned previously, our merchant processing operations consist of two businesses, merchant acquiring and institution processing. In our merchant acquiring business, where we are a direct party to contracts with merchants, revenues collected for services are based primarily on a discount rate, which considers the cost of interchange fees. In our institution processing business, where our relationship is with the financial institution that contracts directly with the merchant, we collect the interchange fees in addition to transaction fees. In both instances, we are responsible for collecting the interchange fees after settling with the credit card associations and thus, interchange fees are recorded as a component of revenues and costs of services in the consolidated statements of income. Interchange fees reflected in the consolidated statements of income for 2004, 2003, and 2002 from continuing operations (institution processing) were $69.0 million, $62.8 million, and $86.0 million, respectively.

New Accounting Pronouncement

Prior to January 1, 2005, we accounted for our employee stock option plan under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). No stock-based employee compensation cost was recognized in the statement of income for periods prior to January 1, 2005, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) using the modified retrospective transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Additionally, prior to January 1, 2005, we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows. SFAS 123(R) requires that such tax benefits be classified as financing cash flows.

Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 have been restated to reflect this change. Results for all prior periods presented have been restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosure. Exhibit 99.4 to this report provides supplemental reconciliations of our restated consolidated financial statements to those previously reported consolidated financial statements, adjusted for the adoption of SFAS 123(R).

The adoption of SFAS 123(R) reduced diluted earnings per share by $0.13 in 2004, $0.12 in 2003, and $0.15 in 2002. We expect the full year 2005 impact to diluted earnings per share to be approximately $0.08. Compensation cost recognized in any period is impacted by the number of stock options granted and the vesting period (which generally varies between three and four years), as well as the underlying assumptions used in estimating the fair value on the date of grant.

The fair value of options granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model based on certain assumptions, including the expected term of the option, the expected volatility of the price of the underlying share for the expected term of the option, the expected dividends on the underlying share for the expected term, and the risk-free interest rate for the expected term of the option. Expected volatility and expected term are primarily based on our historical data. In computing historical volatility, we disregard any identifiable period of time in which our share price is extraordinarily volatile because of events that are not expected to recur during the expected term. The risk-free interest rate is based on the U.S. Treasury zero-coupon issues with a remaining term approximating the expected term. The dividend yield is calculated based on the anticipated dividends over the expected term.

The weighted-average grant-date fair value per share of options granted under our employee stock plan in 2004, 2003, and 2002 was $13.31, $9.07, and $12.62, respectively. We recognize compensation cost for awards with graded vesting using the straight-line attribution method, with the amount of compensation cost recognized at any date at least equal to the portion of the grant-date value of the award that is vested at that date. At December 31, 2004, the unamortized compensation cost related to stock option awards totaled $9.3 million, which is expected to be recognized over a weighted-average period of 1.36 years.

We also issue restricted stock awards to employees and restricted stock units to non-employee directors under certain of our compensation plans. The adoption of SFAS 123(R) did not have a material effect on our accounting treatment of restricted stock awards and restricted stock units. Refer to Notes 7 and 8 in the consolidated financial statements for further information. The unamortized compensation cost related to restricted stock awards at December 31, 2004 is $9.6 million, which is expected to be recognized over a weighted-average period of 2.52 years.

Highlights of the 2004 Consolidated Financial Results

Highlights of the 2004 consolidated financial results, as compared to 2003, including other charges and cumulative effect of accounting change in 2003, are as follows:

•	Revenues grew 12.8 percent to $1.0 billion.

•	Operating income of $168.5 million increased 21.9 percent.

•	Interest expense totaled $12.9 million versus $8.0 million in 2003.

•	Net income increased 22.3 percent to $103.6 million, comprised of $97.7 million from continuing operations and $5.9 million from discontinued operations.

•	Diluted earnings per share increased 25.6 percent to $1.62 per share, comprised of $1.53 from continuing operations and $0.09 from discontinued operations.

In 2004, we repurchased 2.7 million shares of our common stock at a cost of $96.5 million, while capital expenditures totaled $40.9 million.

Consolidated Results of Operations

The following table summarizes our consolidated financial results for the years ended December 31, 2004, 2003, and 2002:

	2004	2003(1)	2002(1)
	(in millions, except per share amounts)
Revenues	$1,039.5	$921.7	$906.8
Operating expenses	$871.0	$783.5	$773.9
Operating income	$168.5	$138.2	$132.9
Other income, net	$1.2	$2.3	$1.1
Interest expense	$(12.9)	$(8.0)	$(7.1)
Income from continuing operations before cumulative effect of accounting change	$97.7	$82.1	$76.7
Income from discontinued operations, net of tax (2)	$5.9	$3.9	$2.9
Cumulative effect of accounting change, net of tax (3)	$—	$(1.3)	$—
Net income	$103.6	$84.7	$79.6
Diluted EPS:
Income from continuing operations before cumulative effect of accounting change	$1.53	$1.25	$1.11
Income from discontinued operations	0.09	0.06	0.04
Cumulative effect of accounting change	—	(0.02)	—

Net income	$1.62	$1.29	$1.15

(1)	The consolidated results for the twelve months ended December 31, 2003 and 2002 each include other charges of $12.2 million ($7.7 million after-tax, or $0.12 per diluted share) as previously described.

(2)	In September 2004, the Board of Directors approved a plan to sell our merchant acquiring business, at which time the held for sale criteria in SFAS 144 was met. We expect that the merchant acquiring business will be sold within a year of approving this plan. Consolidated results have been restated in our Management’s Discussion and Analysis and Financial Statements for discontinued operations.

(3)	The cumulative effect of accounting change expense of $1.3 million after-tax reflects the adoption of certain provisions of FIN 46 on December 31, 2003 as required for the synthetic lease on our St. Petersburg, Florida operations facility.

Consolidated Revenues

Year 2004 compared with Year 2003

Consolidated revenues in 2004 of $1.0 billion increased $117.8 million, or 12.8 percent, over 2003. Card Services revenues grew $39.6 million, or 7.2 percent, while Check Services experienced revenue growth of $78.1 million, or 21.1 percent.

Overall, our revenue growth was driven by acquisitions, strong growth in our North America card issuing and global check operations, and favorable currency rates, which more than offset the $5.6 million decline in software revenue and the annualization of the loss of a large customer in our Brazilian card operations in March 2003. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar revenues by $15.9 million in 2004.

Year 2003 compared with Year 2002

Consolidated revenues in 2003 of $921.7 million increased $14.9 million, or 1.6 percent, over 2002. Card Services revenues decreased $9.0 million, or 1.6 percent, while Check Services experienced revenue growth of $23.9 million, or 6.9 percent.

Overall, our revenue growth was driven by strong growth in our card issuer operations outside of South America and growth in our global check business, which offset the impact of the loss of a large customer in our Brazilian card issuer business in March 2003 and the loss of a large customer in our merchant processing business in the third quarter of 2002. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar revenues by $6.7 million in 2003. The strengthening exchange rates of the British pound and Australian dollar more than offset the more volatile Brazilian real.

Consolidated Operating Expenses

Year 2004 compared with Year 2003

Consolidated operating expenses in 2004 of $871.0 million increased $87.5 million, or 11.2 percent, over 2003. Operating expenses for Card Services increased $21.7 million, or 5.0 percent, while Check Services increased $61.9 million, or 18.8 percent. Corporate expenses of $26.6 million increased $3.9 million over 2003. The 2003 consolidated operating expenses include $12.2 million of other charges. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar operating expenses by $14.0 million in 2004.

Costs of services in 2004 of $741.3 million increased $85.7 million, or 13.1 percent, over 2003. Card Services experienced a $30.4 million, or 8.0 percent, increase in costs of services primarily driven by a $6.2 million increase in card merchant processing interchange fees (costs of services included $69.0 million and $62.8 million of interchange fees in 2004 and 2003, respectively), a $5.6 million increase in reimbursable expenses, the Crittson and CariCard acquisitions, and unfavorable currency trends. Costs of services in Check Services increased $55.3 million, or 19.9 percent, driven by the Game Financial acquisition, growth in our cash access operations, as well as unfavorable currency trends.

Selling, general, and administrative (“SG&A”) expenses in 2004 of $129.7 million increased $14.0 million, or 12.1 percent, over 2003. Card Services experienced a $2.8 million, or 6.7 percent, increase in SG&A costs driven primarily by higher international business development costs and the growth in North America card issuing operations, which more than offset the reduction in SG&A costs for the downsizing of our Brazilian card operations in March 2003. SG&A costs in Check Services increased $7.6 million, or 15.2 percent, primarily as a result of the acquisition of Game Financial and the growth in our cash access operations. Corporate SG&A expense increased $3.5 million, or 15.4 percent, primarily due to higher audit fees related to Sarbanes-Oxley Section 404 compliance and higher employee benefit and relocation costs.

During 2003, we recorded other charges of $12.2 million ($7.7 million after-tax). These charges include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of our Brazilian card operation, and $(0.1) million of market value recoveries on our collateral assignment in life insurance policies, net of severance charges.

Year 2003 compared with Year 2002

Consolidated operating expenses in 2003 of $783.5 million increased $9.7 million, or 1.3 percent, over 2002. Operating expenses for Card Services decreased $8.2 million, or 1.9 percent, while Check Services increased $20.4 million, or 6.6 percent. Corporate expenses of $22.7 million decreased $2.5 million, or 10.1 percent, below 2002. Both 2003 and 2002 consolidated operating expenses include $12.2 million of other charges. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar operating expenses by $4.7 million in 2003.

Costs of services in 2003 of $655.7 million increased $16.3 million, or 2.6 percent, over 2002. Card Services experienced a $5.7 million, or 1.5 percent, decline in costs of services primarily driven by a $23.2 million decrease in card merchant processing interchange fees due to the loss of a large customer in the third quarter of 2002 (costs of services included $62.8 million and $86.0 million of interchange fees in 2003 and 2002, respectively) and a decrease in our South American card issuing costs of services due to the loss of a large customer in our Brazilian card operation in March 2003. Costs of services in our card issuing businesses in the U.S., the U.K., and Australia increased due to strong volume growth. Costs of services in Check Services increased $22.1 million, or 8.6 percent, driven primarily by volume growth in our global core check businesses, as well as incremental cash access costs of services attributable to the continued roll-out of services in 2003.

Selling, general, and administrative (“SG&A”) expenses in 2003 of $115.7 million decreased $6.6 million, or 5.4 percent, below 2002. Card Services experienced a $7.8 million, or 15.5 percent, decrease in SG&A costs driven by the downsizing of our Brazilian card operation in early 2003, cost reductions in our U.K. card operation, and $1.6 million of reduced stock option expense, which more than offset the incremental selling and administrative costs related to the acquisition of Netzee on December 31, 2002 and higher selling and administrative costs in card issuing, primarily in the U.S. SG&A costs in Check Services increased $2.0 million, or 4.2 percent, primarily driven by the growth in new client acquisitions during the year, which more than offset a $0.8 million reduction in stock option expense. Corporate SG&A expense decreased $0.8 million, or 3.2 percent, primarily due to $1.8 million of reduced stock option expense, which more than offset higher insurance and other employee benefit costs.

During 2003, we recorded other charges of $12.2 million ($7.7 million after-tax). These charges include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of our Brazilian card operation, and $(0.1) million of market value recoveries on our collateral assignment in life insurance policies, net of severance charges.

In 2002, we recorded other charges of $12.2 million ($7.7 million after-tax). These charges include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in our Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on our collateral assignment in life insurance policies.

Consolidated Operating Income

Year 2004 compared with Year 2003

Consolidated operating income in 2004 increased $30.3 million, or 21.9 percent, over 2003. Card Services operating income increased $17.9 million, or 15.1 percent, while Check Services operating income increased $16.2 million, or 38.2 percent. General corporate expense increased $3.9 million, over 2003. Our consolidated operating margin grew from 15.0 percent in 2003 to 16.2 percent in 2004. The 2003 consolidated operating income includes $12.2 million of other charges.

The operating income growth experienced in 2004 was primarily driven by acquisitions, revenue growth in our North American card issuing and global check operations, and improvement in our Check Services margin. Front-end proprietary risk modeling technology and improved collections, which reduced check guarantee net losses, and increased margins in cash access drove Check Services profitability. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar operating income by approximately $1.9 million in 2004.

Year 2003 compared with Year 2002

Consolidated operating income in 2003 increased $5.2 million, or 3.9 percent, over 2002. Card Services operating income declined $0.8 million, or 0.7 percent, while Check Services operating income increased $3.5 million, or 9.0 percent. General corporate expense declined $2.5 million, or 10.1 percent, below 2002. Combined operating margins were 15.0 percent in 2003 and 14.7 percent in 2002. Both 2003 and 2002 consolidated operating income includes $12.2 million of other charges.

The operating income growth experienced in 2003 was primarily driven by strong revenue growth in card issuing outside of South America. Reduced stock option expense also drove a $4.2 million increase in operating income in 2003. The strengthening of certain foreign currencies against the U.S. dollar increased total U.S. dollar operating income by approximately $2.0 million in 2003. The strengthening exchange rates of the British pound and Australian dollar more than offset the more volatile Brazilian real.

Consolidated Other Income, Net

Consolidated other income, net, which principally consists of interest income and net foreign currency exchange gains, totaled $1.2 million, $2.3 million, and $1.1 million during 2004, 2003, and 2002, respectively. The higher 2003 amounts over the respective prior and current year periods is due primarily to income earned on temporary cash balances, primarily outside the U.S. Certain of these funds were transferred to the U.S. during 2004 and used to repay short-term borrowings under our revolving credit facility.

Consolidated Interest Expense

Interest expense in 2004, 2003, and 2002 totaled $12.9 million, $8.0 million, and $7.1 million, respectively. The increase in 2004 over the respective prior periods is driven by the issuance of our $200 million of five-year notes at 4.75 percent in September 2003, which resulted in a higher rate of interest. During 2004, we also incurred interest expense on our revolving credit facility related to borrowings for our acquisitions and share repurchases. In addition, the new lease accounting (FIN 46) on our St. Petersburg, Florida operations facility, which became effective on December 31, 2003, resulted in higher interest expense in 2004.

Our outstanding long-term debt at December 31, 2004 consists of 1) $199.5 million of five-year notes, which is net of unamortized discount, 2) $48.6 million of outstanding revolving credit facility borrowings used to partially fund our acquisitions and share repurchases during 2004, 3) $22.4 million of long-term notes payable related to our St. Petersburg, Florida synthetic lease resulting from the adoption of certain provisions of FIN 46 (see Notes 2 and 6 to the consolidated financial statements for further information), and 4) $3.5 million of capital lease obligations for computer and other equipment.

Effective Tax Rate

Our effective tax rates for continuing operations were 37.7 percent in 2004, 38.0 percent in 2003 (before the cumulative effect of the accounting change), and 39.6 percent in 2002. Our lower effective rates in the more recent years were driven by the implementation of certain international and state tax planning strategies and the impact of expensing stock options in accordance with SFAS 123(R), which is attributable to there being more deductible stock compensation expense in conjunction with higher operating income in each year as compared to the prior year. We expect our effective tax rate to be 37.6 percent in 2005.

Consolidated Net Income and Earnings per Share

Year 2004 compared with Year 2003

Consolidated net income in 2004 of $103.6 million increased $18.9 million, or 22.3 percent, compared to 2003, which includes the cumulative effect of a change in accounting principle charge of $1.3 million. Diluted earnings per share of $1.62 increased $0.33, or 25.6 percent, compared to 2003, which includes the cumulative effect of a change in accounting principle charge of $0.02. Income from continuing operations of $97.7 million in 2004 increased $15.5 million, or 18.9 percent, while income from discontinued operations of $5.9 million increased $2.0 million, or 52.3 percent. The discontinued operating results in 2004 benefited from $0.5 million of reduced after-tax amortization expense, in accordance with the requirements of SFAS 144, which requires amortization of long-lived assets to cease upon classification as held for sale.

The repurchase of 2.7 million shares of common stock in 2004 had a favorable impact on earnings per share compared to the prior year by reducing our weighted average shares outstanding in 2004 by approximately 1.4 million shares.

Year 2003 compared with Year 2002

Consolidated net income, including the cumulative effect of a change in accounting principle in 2003, of $84.7 million increased $5.1 million, or 6.4 percent, compared to 2002, while diluted earnings per share in 2003, including the cumulative effect of the accounting change, of $1.29 increased $0.14, or 12.2 percent. Income from continuing operations of $82.1 million in 2003 increased $5.4 million, or 7.1 percent, while income from discontinued operations of $3.9 million increased $1.0 million, or 33.2 percent.

Both 2003 and 2002 consolidated net income includes $12.2 million of other charges ($7.7 million after-tax). As described earlier, we adopted certain provisions of FIN 46 on December 31, 2003 as required for the synthetic lease on our St. Petersburg, Florida operations facility. In conjunction with the adoption of these provisions of FIN 46, we recognized a cumulative effect of accounting change expense of $1.3 million after-tax, or $0.02 per diluted share.

The repurchase of 2.6 million shares of common stock in 2003 had a favorable impact on earnings per share compared to the prior year by reducing our weighted average shares outstanding by approximately 1.0 million shares.

Segment Results

The following table summarizes our segment results for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
	(in millions)
Revenues:
Card Services	$590.4	$550.7	$559.7
Check Services	449.1	371.0	347.1

	$1,039.5	$921.7	$906.8

Operating Income:
Card Services	$136.3	$118.4	$119.2
Check Services	58.8	42.5	39.0

	195.1	160.9	158.2
General corporate expense	(26.6)	(22.7)	(25.3)

	$168.5	$138.2	$132.9

Card Services

Overview

Our card processing business in North America is concentrated in the community bank and credit union market segments. We have long-term contractual alliances with two trade associations representing independent community banks and credit unions in the U.S., the Independent Community Bankers of America (“the ICBA”) and Card Services for Credit Unions (“CSCU”), which expire in 2008 and 2009, respectively. In 2003, we entered into a ten-year agreement with IBM to provide data processing and related services for our U.S. operations, which replaced an existing arrangement we had with EDS. We expect to achieve significant cost savings and future operational flexibility through this arrangement. In March 2004, we acquired Crittson, a full-service provider of card and merchant processing services.

Card transactions continue to increase as a percentage of total point-of-sale payments, which fuels continuing demand for card-related products. We continue to launch new products aimed at serving this demand. In recent years, we have introduced a variety of stored-value card types, Internet banking, and electronic bill presentment/payment products, as well as a number of card enhancement and loyalty/reward programs. The common theme among these offerings continues to be convenience and security for the consumer coupled with value to the financial institution.

Over the past seven years, we pursued growth in international markets. In September 1998, Card Services expanded its operations into South America by acquiring a 59.3 percent interest in our card processing operation in Brazil, and subsequently acquired the remaining 40.7 percent ownership in May 2001. In June 1999, we started a card processing operation in the U.K., owning a 51 percent interest, and acquired full ownership in September 2000. In January 2000, we acquired Procard, a card processing operation in Chile. Also in 2000, we entered into a five-year agreement with a multi-national Australian-based financial institution to process cards issued in Australia, New Zealand, the U.K., and Ireland, with operations commencing in the second quarter of 2001. This financial institution is serviced from our card processing operation in Australia, as well as from our card processing operation in the U.K. In 2003, we entered into an eight-year agreement with a Thailand financial institution to process its VISA and MasterCard credit cards and unsecured personal loans. This financial institution is also serviced from our card processing operation in Australia. Card Services plans to pursue further card processing opportunities in the Asia Pacific Region, utilizing our Australian operation as the processing center. In August 2004, we acquired CariCard, further expanding our Card Services in the Caribbean.

As mentioned previously, in September 2004, the Board of Directors approved a plan to sell our merchant acquiring business, at which time, the held for sale criteria in SFAS 144 were met; therefore, our financial statements reflect the merchant acquiring business as a discontinued operation. The results of operations are treated as income from discontinued operations, net of tax, and separately stated in the consolidated statements of income, below income from continuing operations. The merchant acquiring operations were historically included in the Card Services segment. We plan to continue to operate the institution processing business, which we believe is complementary to our card issuing business. We expect that the merchant acquiring business will be sold within a year of approving this plan.

Year 2004 compared with Year 2003

Card Services revenues of $590.4 million in 2004 increased $39.6 million, or 7.2 percent, over 2003, primarily attributable to growth in North America card issuing, the acquisitions of Crittson and CariCard, and favorable currency trends, which more than offset the $5.6 million decline in software revenue and the annualization of the loss of a large customer in our Brazilian card operations in March 2003. The strengthening of certain foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $7.9 million in 2004. At December 31, 2004, we were processing 48.9 million cards compared to 46.4 million at December 31, 2003.

North American card issuing revenues of $405.9 million in 2004 increased $36.0 million, or 9.7 percent, over the prior year revenues of $369.8 million. This increase was fueled by new customer signings, growth in e-banking and card loyalty programs, an account activation initiative, and the acquisition of Crittson in March 2004. North American card transactions increased 4.7 percent over the prior year, with debit card transaction growth of 8.5 percent and credit card transaction growth of 2.7 percent. We added approximately 0.5 million domestic cards during 2004, increasing our domestic card base to 23.8 million at December 31, 2004.

International card issuing revenues of $96.7 million in 2004 increased $4.0 million, or 4.4 percent, over the prior year revenues of $92.7 million, driven by new account growth, favorable currency trends, and the acquisition of CariCard in August 2004, which more than offset the comparative impact of the loss of a large customer in our Brazilian card operations in March 2003. The strengthening of certain foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $7.9 million in 2004. International card growth totaled 1.9 million cards in 2004, an 8.4 percent increase over 2003.

Merchant processing revenues (from continuing operations) of $81.8 million in 2004 increased $5.2 million, or 6.7 percent, compared to $76.6 million in 2003, driven by interchange pass-through revenue, which more than offset the decline in revenue, net of interchange fees, due to change in mix of business and price modifications. Interchange pass-through revenue grew from $62.8 million in 2003 to $69.0 million in 2004, an increase of $6.2 million.

Card issuing software and support revenue of $6.0 million decreased $5.6 million compared to 2003 revenue of $11.6 million, attributable to a large software implementation and consulting project that was substantially completed in late 2003.

Card Services operating income of $136.3 million in 2004 increased $17.9 million, or 15.1 percent, compared to operating income of $118.4 million in 2003, which includes $11.5 million of other charges. Revenue growth in North America card issuing and acquisitions drove this growth, which more than offset the decline in software profits and the annualization of the loss of a large customer in our Brazilian card operations in March 2003. The impact of changes of certain foreign currencies against the U.S. dollar had only a minimal impact on our U.S. dollar operating income in 2004.

Year 2003 compared with Year 2002

Card Services revenues of $550.7 million in 2003 decreased $9.0 million, or 1.6 percent, below 2002. The loss of a large customer in our Brazilian card operation, which discontinued using our card processing services at the beginning of March 2003 and the loss of a large customer in our merchant processing business, which was acquired and moved its account to its new owner’s processor in the third quarter of 2002, were the largest drivers behind this decline. We experienced strong growth in card issuing revenue outside of South America, while card issuing software and support revenue grew $2.1 million, attributable to a large software implementation and consulting project that commenced in late 2002. The strengthening of certain foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $1.6 million in 2003. The strengthening exchange rates of the British pound and Australian dollar more than offset the more volatile Brazilian real. At December 31, 2003, we were processing 46.4 million cards. During 2003, we added approximately 4.5 million new cards to our global portfolio, which was offset by a 4.7 million card old base reduction for planned deconversions and deletion of inactive cards in our international operations.

North American card issuing revenues of $369.8 million in 2003 increased $40.4 million, or 12.3 percent, over the prior year. This growth is the result of increasing card usage, new card issuance, and growth in full-service card loyalty products and other products, including enhancement programs and e-banking. North American card transactions increased 9.9 percent over the prior year, with debit card transaction growth of 18.9 percent and credit card transaction growth of 3.6 percent. We added approximately 0.9 million domestic cards during 2003, increasing our domestic card base to 23.4 million at December 31, 2003.

International card issuing revenues of $92.7 million in 2003 decreased $26.4 million, or 22.2 percent, primarily driven by the loss of a large customer in our Brazilian card operation in March 2003. Outside of South America, our revenue growth was driven by the launch of new products and services, as well as volume growth on our existing customer base in both the U.K. and Australia. The strengthening of certain foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $1.6 million in 2003. The strengthening exchange rates of the British pound and Australian dollar more than offset the more volatile Brazilian real. During 2003, we added approximately 3.6 million new cards to our international portfolio, which was offset by a 4.7 million card old base reduction for planned deconversions and deletion of inactive cards.

Merchant processing revenues (from continuing operations) of $76.6 million in 2003 decreased $25.1 million, or 24.7 percent, below the prior year. The loss of a large customer in the third quarter of 2002 and lower debit interchange rates contributed to a reduction in interchange pass-through revenue from $86.0 million in 2002 to $62.8 million in 2003, a change of $23.2 million. Net of interchange pass-through, revenues in 2003 were below the prior year by $2.0 million, or 12.4 percent.

Card issuing software and support revenue of $11.6 million increased $2.1 million over the prior year attributable to a large software implementation and consulting project that commenced in late 2002.

Card Services operating income of $118.4 million in 2003, which includes $11.5 million of other charges, decreased $0.8 million, or 0.7 percent, compared to operating income of $119.2 million in 2002, which includes $6.1 million of other charges. We experienced growth in our card issuing operations outside of South America, driven by strong top-line growth and cost efficiencies around the globe, including a reduction in our workforce that occurred in late 2002, reduced data processing costs in the U.S. as a result of our new data processing agreement with IBM, and reduced stock option expense; however, these factors were more than offset by a $5.4 million increase in other charges over 2002 and the negative impacts of the loss of a large customer in our Brazilian card operation in March 2003. The strengthening of certain foreign currencies against the U.S. dollar increased our U.S. dollar operating income by approximately $0.9 million in 2003. The strengthening exchange rates of the British pound and Australian dollar more than offset the more volatile Brazilian real.

Check Services

Overview

We believe check writing has begun to decline as a total percentage of point-of-sale payments due, in part, to the growing use of debit and credit cards. At the same time, however, demand for our services is strong due to factors that include increasing sophistication of check fraud and higher concentration of bad checks written at the point-of-sale due to a trend of higher credit quality consumers paying more with credit and debit cards and writing fewer checks. These factors are contributing to a growing reliance of retailers and other businesses on outside vendors, such as us, to provide check risk management services. In recent years, we have introduced several new products for existing and new markets, including payroll check cashing and third-party check collections. Also, in March 2004, we acquired Game Financial, a provider of debit and credit card cash advances, ATM access and check cashing services in gaming institutions.

Year 2004 compared with Year 2003

Check Services revenues of $449.1 million in 2004 increased $78.1 million, or 21.1 percent, over 2003, driven by increased retail check volumes, new customer signings, growth in our cash access operations, increased third-party collections, and the acquisition of Game Financial. In addition, the strengthening of foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $8.0 million in 2004. The face amount of checks we authorized totaled $40.3 billion in 2004 as compared to $35.2 billion in 2003. Guarantee volumes grew from $28.0 billion in 2003 to $30.1 billion in 2004, a 7.2 percent increase over the prior year.

North American check revenues of $374.9 million increased $67.1 million, or 21.8 percent, compared with revenues of $307.8 million in 2003, driven by a stronger economy, an improving job market, and new domestic customers. Also, the continued rollout of new check cashing locations and the acquisition of Game Financial contributed to North America revenue growth. The face amount of checks we authorized in the U.S. totaled $36.5 billion in 2004 as compared to $31.8 billion in 2003.

International check revenues of $74.2 million in 2004 increased $11.0 million, or 17.5 percent, over 2003 revenues of $63.2 million due primarily to favorable currency trends and higher volumes. The strengthening of the British pound against the U.S. dollar increased our U.S. dollar revenues by approximately $8.0 million in 2004. The face amount of checks we authorized internationally increased to $3.8 billion in 2004 as compared to $3.4 billion in 2003.

Check Services operating income of $58.8 million in 2004 increased $16.2 million, or 38.2 percent, compared to operating income of $42.5 million in 2003, which includes $1.0 million of other charges. The growth in Check Services operating income is primarily attributable to revenue growth and improvement in our domestic margin, as well as the acquisition of Game Financial in March 2004. Front-end proprietary risk modeling technology and improved collections, which reduced check guarantee net losses, and increased margins in cash access drove profitability. The strengthening of foreign currencies against the U.S. dollar increased our U.S. dollar operating income by approximately $2.0 million in 2004.

Year 2003 compared with Year 2002

Check Services revenues of $371.0 million in 2003 increased $23.9 million, or 6.9 percent, over 2002, driven by volume growth and new customer signings in both our domestic and international check operations. The strengthening of the foreign currencies against the U.S. dollar increased our U.S. dollar revenues by approximately $5.1 million in 2003. The face amount of checks we authorized totaled $35.2 billion in 2003 as compared to $35.0 billion in 2002. Guarantee volumes grew from $26.7 billion in 2002 to $28.0 billion in 2003, a 5.2 percent increase over the prior year.

North American check revenues of $307.8 million increased $13.2 million, or 4.5 percent, over 2002, driven by a 4.4 percent increase in check guarantee volumes, largely resulting from the addition of new customers, and growth in our check cashing revenues. Growth in our core business was impacted by weak retail sales throughout the year driven by soft consumer spending. The face amount of checks we authorized in the U.S. totaled $31.8 billion in 2003 as compared to $31.6 billion in 2002.

International check revenues of $63.2 million in 2003 increased $10.7 million, or 20.5 percent, over 2002, as the face amount of checks we authorized increased to $3.4 billion in 2003 as compared to $3.3 billion in 2002. The strengthening of the British pound against the U.S. dollar increased our U.S. dollar revenues by approximately $5.1 million in 2003.

Check Services operating income of $42.5 million in 2003, which includes $1.0 million of other charges, increased $3.5 million, or 9.0 percent, compared to operating income of $39.0 million in 2002, which includes $4.7 million of other charges. The growth in Check Services operating income is attributable to $3.7 million lower other charges and $0.8 million lower stock option expense in 2003, which more than offset the negative impact of lower-margin new customer signings, mix shifts, and economic factors, as well as incremental check cashing start-up costs in 2003 compared to 2002. The strengthening of the foreign currencies against the U.S. dollar increased our U.S. dollar operating income by approximately $1.1 million in 2003.

General Corporate Expense

Year 2004 compared with Year 2003

General corporate expense of $26.6 million in 2004 increased $3.9 million, or 17.0 percent, compared to $22.7 million in 2003, which includes $(0.3) million of market value recoveries on our collateral assignment in life insurance policies. The increase in general corporate expense is due in large part to higher audit fees related to Sarbanes-Oxley Section 404 compliance and higher employee-related costs including benefits and relocation.

Year 2003 compared to Year 2002

General corporate expense of $22.7 million in 2003, which includes $(0.3) million of market value recoveries on our collateral assignment in life insurance policies, decreased $2.5 million, or 10.1 percent, compared to general corporate expense of $25.3 million in 2002, which includes $1.4 million of severance and market value losses on our collateral assignment in life insurance policies. The decline in general corporate expense is attributable to a $1.7 million decrease in other charges and a $1.8 million reduction in stock option expense in 2003, which more than offset the growth in general corporate expense driven by higher insurance and other employee benefit costs in 2003 compared to 2002.

Liquidity and Capital Resources

We have historically generated and continue to generate strong cash flows from our operating activities that we use to further invest in our business through expenditures for capital and strategic acquisitions. Additionally, since our spin-off from Equifax in 2001, we have engaged in periodic repurchases of our common shares, when it has been deemed appropriate, and began to pay cash dividends to our shareholders in 2003. Proceeds from stock option exercises have varied each year, primarily driven by changes in our stock price.

In conjunction with the spin-off from Equifax, we made a cash payment to Equifax in the amount of $275 million in July 2001 to reflect Certegy’s share of Equifax’s pre-distribution debt used to establish our initial capitalization. This payment was funded through $400 million of unsecured revolving credit facilities we obtained. Since that time, we have used available cash flow to reduce our outstanding balance on these facilities and on September 10, 2003, we used the proceeds from our offering of 4.75 percent fixed rate five-year notes with a face value of $200 million to pay down the remaining revolver balance.

On March 1, 2004, we completed the purchases of Game Financial and Crittson and on August 6, 2004, we completed the purchase of CariCard. These acquisitions had a combined cash purchase price of $45.5 million, net of $24.6 million of cash acquired and additional consideration adjustments settled during 2004. Approximately $5.8 million of the Crittson purchase price, which represents the merchant acquiring operations, was reclassified to discontinued operations (see Note 5 to the consolidated financial statements for further information). We funded these acquisitions through borrowings on our revolving credit facility and as of December 31, 2004, had $48.6 million outstanding on this facility. A majority of the cash acquired with these acquisitions relates to Game Financial, which provides check cashing and cash advance services for the gaming industry. In certain casino locations, Game Financial maintains cash access booths, where consumers can cash personal checks, and various “point-of-sale” devices, where cash advance services are facilitated. These point-of-sale devices include PC’s, kiosks, and ATMs. In other casino locations, these transactions are conducted in the casino’s own cage operation by casino employees using Game Financial’s system.

Additionally, we repurchased approximately 2.7 million shares of our common stock in 2004 at a total cost of $96.5 million. In May 2004, our Board of Directors approved a $100 million share repurchase program. At December 31, 2004, we had $43.3 million remaining under this program.

Cash flow from operations is expected to be strong in 2005. Our cash needs for 2005 will be primarily related to capital expenditures and payment of dividends. We expect our capital expenditures for 2005 to approximate $60 million to $65 million, which includes approximately $8 million of spending that was previously expected to have occurred in 2004, as well as spending associated with new contract acquisition costs. We plan to use a significant portion of our remaining available cash flow to repurchase our common shares; however, the extent of share repurchases could change based upon acquisition opportunities. Additionally, we currently anticipate that the proceeds from the sale of our merchant acquiring business will be used to pay down our revolving credit facility borrowings; however, the use of this cash could also change based upon acquisition opportunities.

Our revolving credit facility includes certain limitations on cash transfers amongst Certegy and its subsidiaries. Additionally, during 2002, we determined that our investments in certain foreign subsidiaries are permanently invested and will not be repatriated to the U.S. in the foreseeable future. U.S. tax consequences on the undistributed earnings of these subsidiaries are no longer considered in the tax provision calculation in accordance with APB Opinion No. 23. Any future change in management’s plans regarding reinvestment of these earnings will require us to accrue for the additional tax impact of any amounts no longer permanently reinvested. This accrual would be recorded at the time management determines that these earnings are no longer permanently reinvested.

We regularly evaluate cash requirements for current operations, development activities, and acquisitions. We may elect to raise additional funds for these purposes, either through further bank financing or the public capital markets, as appropriate. Based on our recent financial results and current financial position, we believe that additional funding will be available if required to meet our capital requirements.

Year 2004 compared with Year 2003

Operating Activities. We continue to generate significant cash flows from our operating activities. Operating cash flows totaled $144.4 million in 2004, which represents an increase of $12.6 million compared to 2003. The 2004 cash flow was generated from net income of $103.6 million, adjusted for income from discontinued operations of $5.9 million, depreciation and amortization of $47.4 million, deferred taxes of $5.3 million, and amortization of deferred compensation and other non-cash items of $23.9 million. Cash outflow from changes in assets and liabilities was $19.3 million as compared to $25.6 million in the prior year driven by improved cash flow for net claims accounts, attributable to risk modeling technology and improved collections which reduced check guarantee net losses in 2004, and reduced cash outflow for other long-term assets, offset by the impact of the timing of collections on receivables.

We used our cash flow from operating activities primarily to reinvest in our existing businesses through expenditures for equipment and systems development, as well as to repurchase shares, make dividend payments, and partially fund our acquisitions of Game Financial, Crittson, and CariCard.

Investing Activities. Capital expenditures in 2004 totaled $40.9 million, which represents a decrease of $2.8 million compared to the prior year. Capital expenditures in 2004 were primarily for processing equipment and software in our global card issuing operations and systems development for new products and services. The acquisitions of Game Financial, Crittson, and CariCard totaled $39.7 million, which is net of cash acquired.

Financing Activities. Net borrowings on our revolving credit facility in 2004 totaled $48.6 million, which were primarily related to the acquisitions and share repurchases. We repurchased approximately 2.7 million shares of common stock in 2004 at a total cost of $96.5 million. Proceeds from the exercise of stock options in 2004 totaled $11.3 million, compared with $5.5 million in the prior year. Dividend payments to shareholders, which we began to pay in the fourth quarter of 2003, totaled $12.6 million in 2004.

Discontinued Operations. Cash provided by discontinued operations was $6.1 million in 2004, compared to $1.5 million in 2003, consisting of operating cash flows of $12.1 million in 2004 compared to $6.3 million in the prior year, and investing cash outflows of $6.0 million in 2004 compared to $4.7 million in 2003. The increase in operating cash flows is primarily driven by deferred income taxes on acquired merchant portfolios. Investing cash outflows in 2004 consist of $0.2 million of capital expenditures and $5.8 million for the acquisition of the merchant acquiring portfolio of Crittson. Investing cash outflows in 2003 consist of $0.2 million for capital expenditures and $4.5 million for the acquisition of a merchant portfolio.

Year 2003 compared with Year 2002

Operating Activities. We generated significant cash flow from operating activities, totaling $131.8 million in 2003, an increase of $12.2 million compared to 2002. The 2003 cash flow was produced from net income of $84.7 million, adjusted for income from discontinued operations and the cumulative effect of a change in accounting principle charge of $3.9 million and $1.3 million, respectively, depreciation and amortization of $42.0 million, deferred taxes of $12.1 million, and amortization of deferred compensation and other non-cash items of $21.1 million. Cash outflow from changes in assets and liabilities was $25.6 million as compared to $25.2 million in the prior year.

We used our cash flow from operating activities primarily to reinvest in our existing businesses through expenditures for equipment and systems development. We also used operating cash flows to repay temporary borrowings on our revolving credit facility and to fund treasury stock purchases.

Investing Activities. Capital expenditures in 2003 of $43.7 million decreased $5.2 million below the prior year period. Capital expenditures in 2003 were primarily for processing equipment and software in our global card issuing operations, systems development for new products and services, and capital investment for our check cashing program.

Financing Activities. In September 2003, we completed our offering of $200 million aggregate principal amount of unsecured 4.75 percent notes (priced to yield 4.82 percent) due in 2008. The notes rank equally with all of our existing and future unsecured, unsubordinated debt. The notes were sold at a discount of $0.6 million, which along with related note issuance costs, will be amortized over the term of the notes. We used the net proceeds from this offering to pay off the outstanding indebtedness under our $300 million revolving credit facility and for general corporate purposes.

We repurchased 2.6 million shares of common stock during 2003 at a total cost of $73.6 million. There were $79.6 million of common stock repurchases during the prior year period. Proceeds from the exercise of stock options in 2003 totaled $5.5 million, compared with $15.9 million in the prior year period. In August and November 2003, the Board of Directors approved a quarterly common stock dividend of $0.05 per share, which were paid on October 15, 2003 and January 15, 2004, respectively. The amount of the quarterly dividend paid in 2003 was $3.2 million.

Discontinued Operations. Cash provided by discontinued operations was $1.5 million in 2003, consisting of operating cash flows of $6.3 million and investing cash outflows of $4.7 million in 2003 for capital expenditures and the acquisition of a merchant portfolio, compared to operating cash flows of $6.8 million in 2002.

General

Revolving Credit Facility. In September 2003, we cancelled our $300 million revolving credit facility and replaced it with a new $200 million revolving credit facility, which expires in September 2006. The new facility has substantially the same terms as the former facility, except there are no subsidiary guarantees. The new facility bears interest at an annual rate of LIBOR plus 100 basis points and contains certain financial covenants related to interest coverage and funded debt to cash flow. Borrowings on the new facility are available to meet working capital needs and to fund strategic acquisitions and the periodic repurchase of shares when deemed appropriate. The amount outstanding under the facility at December 31, 2004 was $48.6 million. There was no outstanding balance under this facility at December 31, 2003.

We also have an unsecured revolving credit facility that provides advances to finance our customers’ shortfalls in the daily funding requirements associated with our credit and debit card settlement operations. Upon renewal of this facility in June 2003, we lowered the total available borrowing amount from $130 million to $100 million. Outstanding borrowings on this credit facility are classified as part of our settlement payables in the consolidated balance sheets. There were no amounts outstanding under this facility at December 31, 2004 or December 31, 2003.

Contractual Obligations. In 2003, we entered into a ten-year agreement with IBM, which replaced our existing agreement with EDS for U.S. data processing services. The transition from EDS to IBM was completed in the third quarter of 2003.

The following table summarizes our significant contractual obligations and commitments as of December 31, 2004:

	Payments due by
	Total	Less than 1 year	1 to 3 years	4 to 5 years	Thereafter
	(in millions)
Long-term debt, excluding discount and capital leases (Note 6)	$271.0	$—	$48.6	$222.4	$—
Operating leases (Note 10)	46.6	11.1	17.0	9.3	9.2
Capital leases (Note 6)	5.1	1.4	2.8	0.9	—
Data processing agreement obligations (Note 10)	254.6	37.7	68.4	52.1	96.4

Total	$577.3	$50.2	$136.8	$284.7	$105.6

Note: This table excludes other obligations that we may have, such as employee benefit obligations (discussed in Note 9 to the consolidated financial statements), residual value guarantees under our synthetic leases (see Note 10 to the consolidated financial statements), and other current and long-term liabilities reflected in our consolidated balance sheets.

Off-Balance Sheet Arrangements. Note 10 to the consolidated financial statements also describes certain off-balance sheet arrangements in the form of synthetic leases and the change in accounting for one of the leases that was adopted on December 31, 2003 in accordance with certain provisions of FIN 46.

Other than facility leasing arrangements, we do not engage in off-balance sheet financing activities. We entered into synthetic operating leases in order to provide us with favorable financing arrangements with regard to the facilities subject to the leases. The first synthetic lease on our Madison, Wisconsin facility of $10.1 million was entered into in 1997 and the second synthetic lease on our St. Petersburg, Florida operations facility of $23.2 million was entered into in 1999, both of which expire in 2009. Under these synthetic lease arrangements, we have guaranteed the residual value of the leased properties to the lessors. In the event the properties are sold by the lessors at the end of the lease terms, we would be responsible for any shortfall of the sales proceeds under $26.2 million, which approximates 79 percent of the value of the properties at the beginning of the lease terms. Based on the current fair market values of the leased properties, we do not expect to be required to make payments under these residual value guarantees. On December 31, 2003, we adopted certain provisions of FIN 46, which required us to consolidate our St. Petersburg, Florida operations facility in our consolidated financial statements.

As described in Note 2 to the consolidated financial statements, we have an interest rate swap arrangement in effect that fixes the interest rate for one of our variable rate synthetic lease obligations. This derivative has been designated as a cash flow hedge, was documented as fully effective, and at December 31, 2004, was valued as a liability totaling $1.2 million.

Related Parties. We do not have any material related party transactions.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition.

Our significant accounting policies are described in Note 2 to the consolidated financial statements. We believe that the following accounting policies involve a higher degree of complexity and warrant specific description.

Reserves for Card Processing and Check Guarantee Losses. We recognize a reserve for estimated losses related to our card issuing and merchant acquiring businesses based on historical experience and other relevant factors. In our card issuing business, we record estimates to accrue for losses resulting from transaction processing errors. We utilize a number of systems and procedures within our card issuing business in order to minimize such transaction processing errors from occurring. In our merchant acquiring business, if, due to the insolvency or bankruptcy of the merchant or other reasons, we are not able to collect amounts from our merchant customers for cardholder chargebacks, we must bear the credit risk for the full amount of the cardholder transaction. We require cash deposits and other types of collateral from certain customers to minimize any such risk. In addition, we utilize a number of systems and procedures to manage risk and believe that the diversification of our merchant customers among industries and geographic regions minimizes our risk of loss. Card processing loss reserves are primarily determined by performing a historical analysis of our loss experience and considering other factors that could affect that experience in the future. Such factors include the general economy and the credit quality of customers. Once these factors are considered, we assess the reserve adequacy by comparing the recorded reserve to the estimated amount based on an analysis of the current trend changes or specific anticipated future events. Any adjustments are charged to costs of services. These card processing loss reserve amounts are subject to risk that actual losses may be greater than our estimates. At December 31, 2004 and December 31, 2003, we had aggregate card processing loss reserves of $0.9 million and $1.1 million, respectively, which are included in other current liabilities in the consolidated balance sheets.

As further discussed in Note 5 to the consolidated financial statements, in September 2004, the Board of Directors approved a plan to sell our merchant acquiring business; therefore, our financial statements reflect the merchant acquiring business as discontinued operations. The portion of the card processing loss reserve related to the merchant acquiring business has not been reclassified to discontinued operations in the consolidated balance sheets as, upon the ultimate sale of the merchant acquiring business, we may retain the credit risk for cardholder transactions that we processed prior to the sale.

In our check guarantee business, if a guaranteed check presented to a merchant customer is dishonored by the check writer’s bank, we reimburse our merchant customer for the check’s face value and pursue collection of the amount from the delinquent check writer. Loss reserves and anticipated recoveries are primarily determined by performing a historical analysis of our check loss and recovery experience and considering other factors that could affect that experience in the future. Such factors include the general economy, the overall industry mix of our customer volumes, statistical analysis of check fraud trends within our customer volumes, and the quality of returned checks. Once these factors are considered, we establish a rate for check losses that is calculated by dividing the expected check losses by dollar volume processed and a rate for anticipated recoveries that is calculated by dividing the anticipated recoveries by the total amount of related check losses. These rates are then applied against the dollar volume processed and check losses, respectively, each month and charged to costs of services. The estimated check returns and recovery amounts are subject to risk that actual amounts returned and recovered may be different than our estimates. We had accrued claims payable and accrued claims recoverable balances of $36.2 million and $39.3 million at December 31, 2004 and $38.3 million and $46.5 million at December 31, 2003, respectively.

Historically, such estimation processes have proven to be materially accurate; however, our projections of probable card processing losses, check guarantee losses, and anticipated recoveries are inherently uncertain, and as a result, we cannot predict with certainty the amount of such items. Changes in economic conditions, the risk characteristics and composition of our customers, and other factors could impact our actual and projected amounts. We recorded card processing losses and check guarantee losses, net of anticipated recoveries excluding service fees, of $170.0 million, $174.6 million, and $166.7 million, respectively, for the years ended December 31, 2004, 2003, and 2002. A one percent increase in our card processing losses and check guarantee losses, net of anticipated recoveries excluding service fees, in 2004 would have reduced 2004 net income by approximately $1.1 million after-tax.

Valuation of Goodwill and Other Long-Lived Assets. Goodwill and certain other intangible assets are tested for impairment at least annually in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), and all other long-lived assets are tested for impairment in accordance with SFAS 144. We regularly evaluate whether events and circumstances have occurred which indicate that the carrying amounts of goodwill and other long-lived assets (property and equipment, other intangible assets, systems development and capitalized contract costs, and other assets) may be impaired or not recoverable. Significant factors that are considered that could trigger an impairment review include: changes in business strategy, market conditions, or the manner of use of an asset, underperformance relative to historical or expected future operating results, and negative industry or economic trends. In evaluating our long-lived assets other than goodwill for possible impairment, management estimates the asset’s future undiscounted cash flows to measure whether the asset is recoverable. If it is determined that the asset is not recoverable, we measure the impairment based on the projected discounted cash flows of the asset over its remaining life. In the opinion of management, goodwill and other long-lived assets are appropriately valued at December 31, 2004 and 2003.

We make certain estimates, assumptions, and projections about our financial performance and our industry that affect the determination of the expected future cash flows used in our impairment tests. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in these impairment tests. Should we be unable to achieve certain of our business plans, this could have a future impact on management’s opinion regarding the valuation of assets, which could result in an impairment.

Income Taxes. We record income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that exist between the tax bases and financial reporting bases of our assets and liabilities, based on enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of a deferred tax asset will not be realized. At present, all Brazilian deferred tax assets are fully reserved in our valuation allowance. Brazil currently has approximately $30 million of net operating losses that are subject to restrictions on utilization. No provision is made for U.S. income taxes on undistributed earnings of certain foreign subsidiaries because those earnings are considered permanently reinvested in the operations of those subsidiaries.

In addition to estimating the future tax rates applicable to the reversal of tax differences, management must also make certain assumptions regarding whether tax differences are permanent or temporary. If the differences are temporary, management must estimate the timing of their reversal and whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets.

For the years ended December 31, 2004, 2003, and 2002, management made no material changes in its assumptions regarding the determination of the provision for income taxes, except that during 2002, we determined that our investments in certain foreign subsidiaries are permanently invested and will not be repatriated to the U.S. in the foreseeable future. U.S. tax consequences on the undistributed earnings of these subsidiaries are no longer considered in the tax provision calculation in accordance with APB Opinion No. 23. At December 31, 2004, there are approximately $41.7 million of undistributed net earnings for which no additional U.S. tax has been provided. The U.S. recently enacted a one-time tax reduction on cash distributions of these undistributed foreign earnings, which by election could apply in 2004. We did not make this election for 2004 and at this time intend to keep our undistributed earnings reinvested in foreign operations. Any future change in management’s plans regarding reinvestment of these earnings will require us to accrue for the additional tax impact of any amounts no longer permanently reinvested. This accrual would be recorded at the time management determines that these earnings are no longer permanently reinvested.

Certain events could occur that would materially affect our estimates and assumptions regarding deferred taxes. Changes in current tax laws and applicable enacted tax rates could affect the valuation of deferred tax assets and liabilities, thereby impacting our income tax provision. Additionally, significant declines in taxable operating income could materially impact the realizable value of deferred tax assets.

For the year ended December 31, 2004, our provision for income taxes from continuing operations was $59.1 million, consisting of $65.6 million for current tax expense and $6.5 million for deferred tax benefit. Our pre-tax earnings from continuing operations for financial reporting purposes have historically been higher than taxable income due primarily to tax deductions for amortization of goodwill, amortization of software development, and the special bonus depreciation allowance. Our pre-tax earnings for financial reporting are less than taxable income in 2004 due primarily to accelerated collection of accrued check guarantee claims and an increase in net employee benefit accruals. Changes in management’s estimates and assumptions regarding the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could potentially impact the provision for income taxes. A one percent change in the effective tax rate from 37.7 percent in 2004 to 38.7 percent would have increased the 2004 income tax provision by $1.6 million.

Employee Benefit Obligations. The plan obligations and related assets of our defined benefit retirement and postretirement plans are presented in Note 9 to the consolidated financial statements. Plan assets, which consist primarily of marketable equity and debt instruments, are valued using market quotations. Plan obligations and the annual net periodic benefit cost are determined by independent actuaries and through the use of a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate, the rate of salary increases, and the estimated future return on plan assets. In determining the discount rate, we utilize the yield on high-quality, fixed-income investments currently available with maturities corresponding to the anticipated timing of benefit payments. Salary increase assumptions are based upon historical experience and anticipated future management actions. The expected long-term rate of return on plan assets was made considering the plan asset mix, historical returns on equity securities, and expected yields to maturity for debt securities.

For calculating retirement plan expense, a market-related value of assets is used. The market-related value of assets recognizes the difference between actual returns and expected returns over five years at a rate of 20% per year. While the asset return and interest rate environment have negatively impacted the funded status of our U.S. retirement plan, we do not currently have minimum funding requirements, as set forth in ERISA and federal tax laws. We did not contribute to the plan in 2004 and do not anticipate contributing to the plan in 2005. Information about the expected future employer contributions and benefit payments for our employee benefit plans are detailed in Note 9 to the consolidated financial statements.

Net periodic benefit cost for our employee retirement and postretirement plans for the years ended December 31, 2004, 2003, and 2002 were $3.9 million, $1.4 million, and $0.5 million, respectively, which includes $4.4 million, $4.3 million, and $4.3 million of expected return on plan assets.

We have made certain other estimates that, while not involving the same degree of judgment, are important to understanding our financial statements. On an ongoing basis, management evaluates its estimates and judgments in these areas based on its historical experience and other relevant factors. Management’s estimates as of the date of the financial statements reflect its best judgment giving consideration to all currently available facts and circumstances. As such, these estimates may require adjustment in the future, as additional facts become known or as circumstances change.

Seasonality, Inflation, and Economic Downturns

We are subject to certain seasonal fluctuations, such as peak activity during the holiday buying season. We do not believe that inflation has had a material effect on our operating results; however, inflation could adversely affect our financial results were it to result in a substantial weakening in economic conditions that adversely affects the level of consumer spending.

The Brazilian market is characterized by economic uncertainty that causes volatility in currency values, and historically has resulted in severe inflationary pressures. Notwithstanding this uncertainty, we believe that the long-term prospects offered by the Brazilian market are attractive and our continued focus on growing our Brazilian business and attaining cost efficiencies should provide us with a cost structure that can withstand short-term declines in business driven by the uncertain market and the loss of a large customer in March 2003.

Our Brazilian operations had net assets of approximately $110.2 million at December 31, 2004, which includes a net equity reduction of $87.1 million as a result of cumulative foreign currency translation. Pursuant to SFAS 142 and SFAS 144, these assets are subject to regular evaluations to assess their recoverability. In the opinion of management, these assets are appropriately valued at December 31, 2004 and 2003; however, if we are unable to achieve our business plans and improve profitability in our Brazilian operations by growing revenue or achieving the necessary cost efficient structure in the future, this could have an impact on our opinion regarding the valuation of these assets, which could lead to an impairment charge against net income.